FOR IMMEDIATE RELEASE

Contact:	Peter J. Cunningham
First Vice President, Investor Relations
(516) 327-7877
ir@astoriafederal.com

ASTORIA FINANCIAL CORPORATION ANNOUNCES THIRD QUARTER EPS OF $0.39

Quarterly Cash Dividend of $0.26 Per Common Share Declared

 Lake Success, New York, October 18, 2007 -- Astoria Financial Corporation (NYSE: AF) (“Astoria,” the “Company”), the holding company for Astoria Federal Savings and Loan Association (“Astoria Federal”), today reported net income of $35.3 million, or $0.39 diluted earnings per share (“EPS”), for the quarter ended September 30, 2007, compared to $41.1 million, or $0.43 EPS, for the 2006 third quarter. For the 2007 third quarter, annualized returns on average equity, average tangible equity and average assets were 11.82%, 13.99% and 0.66%, respectively, compared to 13.06%, 15.31% and 0.76%, respectively, for the comparable 2006 period.
For the nine months ended September 30, 2007, net income totaled $105.1 million, or $1.14 EPS, compared to $137.8 million, or $1.40 EPS, for the comparable 2006 period. For the nine months ended September 30, 2007, annualized returns on average equity, average tangible equity and average assets were 11.67%, 13.79% and 0.65%, respectively, compared to 14.27%, 16.67% and 0.84%, respectively, for the comparable 2006 period.
Commenting on the quarterly results, George L. Engelke, Jr., Chairman and Chief Executive Officer of Astoria, noted, “The 2007 third quarter operating results were in line with our expectations and continued to reflect the impact of a prolonged flat-to-inverted yield curve. The recent decrease in interest rates by the Federal Reserve has produced a positively sloped yield curve and a more favorable operating environment for us going forward.”
Board Declares Quarterly Cash Dividend of $0.26 Per Share

The Board of Directors of the Company, at their October 17, 2007 meeting, declared a quarterly cash dividend of $0.26 per common share. The dividend is payable on December 3, 2007 to shareholders of record as of November 15, 2007. This is the fiftieth consecutive quarterly cash dividend declared by the Company.
Eleventh Stock Repurchase Program Completed; Twelfth Stock Repurchase Program Commenced
During the 2007 third quarter, Astoria completed its eleventh stock repurchase program and commenced its twelfth stock repurchase program, repurchasing 750,000 shares of its common stock at an average cost of $25.38 per share. During the nine month period ended September 30, 2007 Astoria repurchased a total of 2.5 million shares. Under the twelfth program, 9.4 million shares remain available for repurchase.
Third Quarter and Nine Month Earnings Summary
Net interest income for the quarter ended September 30, 2007 totaled $81.2 million compared to $82.9 million for the 2007 second quarter and $90.7 million for the third quarter a year ago. For the nine months ended September 30, 2007, net interest income totaled $251.6 million compared to $303.5 million for the comparable 2006 nine month period.
Astoria’s net interest margin for the quarter ended September 30, 2007 was 1.58% compared to 1.62% for the 2007 second quarter and 1.75% for the quarter ended September 30, 2006. For the nine months ended September 30, 2007, the net interest margin was 1.63% compared to 1.93% for the 2006 nine month period. The four basis point decrease, on a linked quarter basis, is due to one extra day of interest expense in the 2007 third quarter. The year over year quarter and nine month decreases are due to the cost of interest-bearing liabilities rising more rapidly than the yield on interest-earning assets.
Non-interest income for the quarter ended September 30, 2007 increased $1.9 million to $24.8 million from $22.9 million for the 2007 third quarter, due entirely to a gain on the sale of an equity security position.
For the nine months ended September 30, 2007, non-interest income totaled $73.7 million compared to $67.5 million for the comparable 2006 period. Non-interest income for the 2006 nine month period included a $5.5 million, pre-tax, charge related to the termination of interest rate swap agreements in the 2006 first quarter.
The components of mortgage banking income, net, which is included in non-interest income, are detailed below:

(Dollars in millions)	3Q07	3Q06	9 Mos. 07	9 Mos. 06
Loan servicing fees	$1.0	$1.1	$3.0	$3.4
Amortization of MSR*	(0.7)	(0.9)	(2.6)	(2.8)
MSR* valuation adjustments	(0.4)	(0.5)	0.3	1.5
Net gain on sale of loans	0.3	0.5	1.3	1.7
Mortgage banking income, net	$0.2	$0.2	$2.0	$3.8
* Mortgage servicing rights

General and administrative expense (“G&A”) for the quarter ended September 30, 2007 declined $2.2 million to $56.5 million from $58.7 million for the 2007 second quarter and increased $3.2 million from the 2006 third quarter. The linked quarter decrease is primarily due to lower goodwill litigation and advertising expense. The third quarter year over year increase is due primarily to an increase in compensation and benefits expense.
For the nine months ended September 30, 2007, G&A increased $7.6 million to $172.4 million from $164.8 million for the comparable 2006 period. The increase was primarily due to increases in compensation and benefits and goodwill litigation expense.
Income tax expense for the quarter ended September 30, 2007 decreased $2.8 million from the prior quarter to $13.6 million, for an effective tax rate of 27.9%, due to the release of accruals for previous tax positions that have statutorily expired. It is expected that the fourth quarter effective tax rate should return to a more normal level of approximately 30%.
Balance Sheet Summary
For the 2007 third quarter, the loan portfolio increased $371.0 million from the prior quarter, or 9.5% on an annualized basis, to $16.0 billion at September 30, 2007. Loan originations and purchases totaled $1.1 billion for the quarter ended September 30, 2007 compared to $868.6 million for the 2006 third quarter.
For the nine months ended September 30, 2007, the loan portfolio increased $981.6 million. Loan originations and purchases totaled $3.3 billion for the nine months ended September 30, 2007 compared to $2.4 billion for the comparable 2006 period. The loan pipeline at September 30, 2007 totaled $1.4 billion, an increase of $330.1 million over the pipeline at June 30, 2007.
For the 2007 third quarter, the one-to-four family mortgage loan portfolio increased $440.1 million from the prior quarter, or 16.1% annualized, to $11.3 billion at September 30, 2007. One-to-four family loan originations and purchases totaled $982.0 million for the 2007 third quarter compared to $706.6 million for the 2006 third quarter. Of the 2007 third quarter one-to-four family loan production, 74% consisted of 3/1 and 5/1 hybrid adjustable rate mortgage loans.
For the nine months ended September 30, 2007, the one-to-four family mortgage loan portfolio increased $1.1 billion. Loan originations and purchases totaled $3.0 billion for the 2007 nine month period compared to $1.8 billion for the 2006 nine month period. Of the 2007 nine month one-to-four family loan production, 75% consisted of 3/1 and 5/1 hybrid adjustable rate mortgage loans.

For the 2007 third quarter, the multi-family and commercial real estate (“CRE”) loan portfolio decreased $32.6 million from the prior quarter, primarily due to lower loan originations which totaled $90.5 million compared to loan originations of $158.2 million for the comparable 2006 period. At September 30, 2007, the combined multi-family and CRE loan portfolio totaled $4.0 billion, or 25% of total loans.
For the nine months ended September 30, 2007, the multi-family and CRE loan portfolio decreased $54.4 million primarily due to lower loan originations which totaled $344.4 million compared to $559.4 million for the 2006 nine month period. The average loan-to-value ratio of the combined multi-family and CRE loan portfolio continues to be less than 65%, based on current principal balance and original appraised value, and the average loan balance is less than $1 million.
For the quarter ended September 30, 2007, non-performing loans increased $18.3 million from the previous quarter to $82.3 million, or 0.38% of total assets, primarily due to an increase in one-to-four family non-performing loans.  As of September 30, 2007, one-to-four family non-performing loans totaled $68.2 million and multi-family and CRE non-performing loans totaled $9.4 million. The ratio of the allowance for loan losses to non-performing loans at September 30, 2007 was 95%.
Net loan charge-offs for the quarter ended September 30, 2007 totaled $1.6 million compared to net loan charge-offs of $1.1 million for the 2006 third quarter. The 2007 third quarter charge-offs include a $1.5 million charge-off on a non-performing construction loan which was sold. For the nine months ended September 30, 2007, net loan charge-offs totaled $2.2 million, or just two basis points, annualized, of average loans, compared to $1.2 million, or one basis point, annualized, of average loans, for the 2006 nine month period.
For the quarter ended September 30, 2007, Astoria recorded a $500,000 provision for loan losses, the first provision in a number of years. Mr. Engelke noted, “Our asset quality remains strong and net charge-offs remain very low. However, in recognition of, among other things, the recent increase in non-performing loans, an addition to our loan loss reserve was appropriate.”
For the quarter and nine months ended September 30, 2007, deposits decreased $181.9 million and increased $42.0 million, respectively, to $13.3 billion. “During the third quarter, retail deposit pricing remained very competitive even as short-term market interest rates declined. As a result of our efforts to maintain deposit pricing discipline, we have taken advantage of lower cost borrowings for funding some of our loan growth this quarter,” Mr. Engelke noted.
For the quarter and nine months ended September 30, 2007, securities decreased $219.1million and $771.1 million, respectively, to $4.6 billion, or 21% of total assets at September 30, 2007. For the quarter and nine months ended September 30, 2007, borrowings increased $231.2 million and $93.5 million, respectively, to $6.9 billion, or 32% of total assets at September 30, 2007. Total assets increased $96.2 million from the previous quarter and $191.6 million from December 31, 2006 and totaled $21.7 billion at September 30, 2007.

Key balance sheet highlights, reflecting the improvement in the quality of the Company’s balance sheet since December 31, 1999, follow:

($ in millions)	12/31/99	12/31/01	12/31/03	12/31/05	12/31/06	09/30/07	Cumulative % Change
Assets	$22,700	$22,672	$22,462	$22,380	$21,555	$21,746	( 4%)
Loans	$10,286	$12,167	$12,687	$14,392	$14,972	$15,953	+ 55%
Securities	$10,763	$8,013	$8,448	$6,572	$5,340	$4,569	(58%)
Deposits	$9,555	$10,904	$11,187	$12,810	$13,224	$13,266	+ 39%
Borrowings	$11,528	$9,826	$9,632	$7,938	$6,836	$6,930	(40%)

The following table illustrates this improvement on an outstanding per share basis:

Amount per share	12/31/99	12/31/01	12/31/03	12/31/05	12/31/06	09/30/07	% Change	CAGR
Loans	$66.28	$89.36	$107.51	$137.11	$152.44	$165.83	150%	13%
Deposits	$61.57	$80.09	$94.80	$122.04	$134.65	$137.90	124%	11%

Stockholders’ equity was $1.2 billion, or 5.54% of total assets at September 30, 2007. Astoria Federal continues to maintain capital ratios in excess of regulatory requirements with core, tangible and risk-based capital ratios of 6.60%, 6.60% and 12.08%, respectively, at September 30, 2007.

Future Outlook
Commenting on the outlook for the remainder of 2007 and 2008, Mr. Engelke stated, “The recent decrease in short-term interest rates by the Federal Reserve has produced a more positively sloped yield curve and a more favorable operating environment for us going forward. In addition, the recent dislocation in the secondary residential mortgage market has resulted in improved loan volumes and mortgage spreads for portfolio lenders such as Astoria. We anticipate the yield curve will remain positively sloped for the remainder of 2007 and 2008 which should result in earning asset growth and an expansion of our net interest margin in 2008. Our focus going forward will be to continue to capitalize on residential mortgage market dislocations, which we believe will produce robust quality loan growth. Deposit growth will remain a focus; however, in the near term, if competitive pricing continues, we may fund some of our loan growth with lower cost borrowings and normal cash flow from the securities portfolio. We expect to continue to maintain the Company’s tangible capital levels between 4.50% and 4.75%.”

Astoria Financial Corporation, the holding company for Astoria Federal Savings and Loan Association, with assets of $21.7 billion is the sixth largest thrift institution in the United States. Established in 1888, Astoria Federal is the largest thrift depository headquartered in New York with deposits of $13.3 billion and embraces its philosophy of “Putting people first” by providing the customers and local communities it serves with quality financial products and services through 86 convenient banking office locations and multiple delivery channels, including its enhanced website, www.astoriafederal.com. Astoria Federal commands the fourth largest deposit market share in the attractive Long Island market, which includes Brooklyn, Queens, Nassau, and Suffolk counties with a population exceeding that of 38 individual states. Astoria Federal originates mortgage loans through its banking offices and loan production offices in New York, an extensive broker network covering twenty-six states, primarily the East Coast, and the District of Columbia, and through correspondent relationships covering forty-three states and the District of Columbia.

Earnings Conference Call October 18, 2007 at 3:30 p.m. (ET)
The Company, as previously announced, indicated that Mr. Engelke will host an earnings conference call Thursday afternoon, October 18, 2007 at 3:30 p.m. (ET). The toll-free dial-in number is (888) 562-3356, conference ID #9240715. A telephone replay will be available on October 18, 2007 from 7:00 p.m. (ET) through Friday, October 26, 2007, 11:59 p.m. (ET). The replay number is (877) 519-4471, ID # 9240715. The conference call will also be simultaneously webcast on the Company’s website www.astoriafederal.com and archived for one year.

Forward Looking Statements
This document contains a number of forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements may be identified by the use of such words as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “outlook,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would,” and similar terms and phrases, including references to assumptions.

Forward-looking statements are based on various assumptions and analyses made by us in light of our management’s experience and its perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate under the circumstances. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond our control) that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. These factors include, without limitation, the following: the timing and occurrence or non-occurrence of events may be subject to circumstances beyond our control; there may be increases in competitive pressure among financial institutions or from non-financial institutions; changes in the interest rate environment may reduce interest margins or affect the value of our investments; changes in deposit flows, loan demand or real estate values may adversely affect our business; changes in accounting principles, policies or guidelines may cause our financial condition to be perceived differently; general economic conditions, either nationally or locally in some or all of the areas in which we do business, or conditions in the real estate or securities markets or the banking industry may be less favorable than we currently anticipate; legislative or regulatory changes may adversely affect our business; applicable technological changes may be more difficult or expensive than we anticipate; success or consummation of new business initiatives may be more difficult or expensive than we anticipate; or litigation or matters before regulatory agencies, whether currently existing or commencing in the future, may be determined adverse to us or may delay the occurrence or non-occurrence of events longer than we anticipate. We assume no obligation to update any forward-looking statements to reflect events or circumstances after the date of this document.

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In Thousands, Except Share Data)

	At September 30,	At December 31,
	2007	2006
ASSETS
Cash and due from banks	$123,314	$134,016
Repurchase agreements	34,143	71,694
Securities available-for-sale	1,358,362	1,560,325
Securities held-to-maturity (fair value of $3,140,725 and $3,681,514, respectively)	3,210,217	3,779,356
Federal Home Loan Bank of New York
stock, at cost	180,631	153,640
Loans held-for-sale, net	8,796	16,542
Loans receivable:
Mortgage loans, net	15,576,834	14,532,503
Consumer and other loans, net	376,445	439,188
	15,953,279	14,971,691
Allowance for loan losses	(78,254)	(79,942)
Total loans receivable, net	15,875,025	14,891,749
Mortgage servicing rights, net	14,589	15,944
Accrued interest receivable	82,193	78,761
Premises and equipment, net	141,131	145,231
Goodwill	185,151	185,151
Bank owned life insurance	393,899	385,952
Other assets	138,651	136,158

TOTAL ASSETS	$21,746,102	$21,554,519

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Deposits	$13,265,995	$13,224,024
Reverse repurchase agreements	3,980,000	4,480,000
Federal Home Loan Bank of New York
advances	2,553,000	1,940,000
Other borrowings, net	396,500	416,002
Mortgage escrow funds	167,431	132,080
Accrued expenses and other
liabilities	177,501	146,659

TOTAL LIABILITIES	20,540,427	20,338,765

Stockholders' equity:
Preferred stock, $1.00 par value; (5,000,000 shares authorized; none issued and outstanding) Common stock, $.01 par value; (200,000,000 shares authorized; 166,494,888 shares issued; and 96,203,234 and 98,211,827 shares outstanding, respectively)	1,665	1,665
Additional paid-in capital	842,339	828,940
Retained earnings	1,888,432	1,856,528
Treasury stock (70,291,654 and 68,283,061 shares, at cost, respectively)	(1,447,809)	(1,390,495)
Accumulated other comprehensive loss	(57,407)	(58,330)
Unallocated common stock held by ESOP (5,880,457 and 6,155,918 shares, respectively)	(21,545)	(22,554)

TOTAL STOCKHOLDERS' EQUITY	1,205,675	1,215,754

TOTAL LIABILITIES AND STOCKHOLDERS'
EQUITY	$21,746,102	$21,554,519

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME
(In Thousands, Except Share Data)

	For the Three		For the Nine
	Months Ended		Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Interest income:
Mortgage loans:
One-to-four family	$150,645	$127,735	$428,729	$378,226
Multi-family, commercial real estate and construction	63,052	65,933	192,160	192,178
Consumer and other loans	7,472	9,099	23,478	26,918
Mortgage-backed and other securities	53,227	64,946	168,127	205,373
Federal funds sold and repurchase agreements	337	1,266	1,812	5,205
Federal Home Loan Bank of New York stock	2,899	2,049	8,246	5,535
Total interest income	277,632	271,028	822,552	813,435
Interest expense:
Deposits	116,950	102,103	341,404	275,357
Borrowings	79,505	78,258	229,553	234,549
Total interest expense	196,455	180,361	570,957	509,906

Net interest income	81,177	90,667	251,595	303,529
Provision for loan losses	500	-	500	-
Net interest income after provision for loan losses	80,677	90,667	251,095	303,529
Non-interest income:
Customer service fees	15,920	16,170	47,248	49,208
Other loan fees	1,153	983	3,481	2,755
Net gain on sales of securities	1,992	-	1,992	-
Mortgage banking income, net	155	181	1,995	3,810
Income from bank owned life insurance	4,238	3,957	12,728	12,063
Other	1,347	1,573	6,238	(348)
Total non-interest income	24,805	22,864	73,682	67,488
Non-interest expense:
General and administrative:
Compensation and benefits	30,587	27,584	91,757	86,423
Occupancy, equipment and systems	16,159	16,104	49,174	49,209
Federal deposit insurance premiums	388	414	1,202	1,263
Advertising	1,390	1,839	5,282	5,668
Other	8,020	7,374	24,956	22,280
Total non-interest expense	56,544	53,315	172,371	164,843

Income before income tax expense	48,938	60,216	152,406	206,174
Income tax expense	13,630	19,122	47,257	68,383

Net income	$35,308	$41,094	$105,149	$137,791

Basic earnings per common share	$0.39	$0.44	$1.16	$1.44

Diluted earnings per common share	$0.39	$0.43	$1.14	$1.40

Basic weighted average common shares	90,174,456	93,944,367	90,763,008	95,563,670
Diluted weighted average common and common equivalent shares	91,543,600	96,489,271	92,420,702	98,137,080

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

SELECTED FINANCIAL RATIOS AND OTHER DATA

	For the		At or For the
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006

Selected Returns and Financial Ratios (annualized)
Return on average stockholders' equity	11.82%	13.06%	11.67%	14.27%
Return on average tangible stockholders' equity (1)	13.99	15.31	13.79	16.67
Return on average assets	0.66	0.76	0.65	0.84
General and administrative expense to average assets	1.05	0.98	1.07	1.00
Efficiency ratio (2)	53.35	46.96	52.99	44.43
Net interest rate spread(3)	1.46	1.64	1.52	1.83
Net interest margin (4)	1.58	1.75	1.63	1.93

Selected Non-GAAP Returns and Financial Ratios (annualized) (5)
Non-GAAP return on average stockholders' equity			11.67%	14.65%
Non-GAAP return on average tangible stockholders' equity (1)			13.79	17.11
Non-GAAP return on average assets			0.65	0.86
Non-GAAP efficiency ratio (2)			52.99	43.79

Asset Quality Data (dollars in thousands)
Non-performing loans/total loans			0.52%	0.37%
Non-performing loans/total assets			0.38	0.25
Non-performing assets/total assets			0.40	0.26
Allowance for loan losses/non-performing loans			95.06	145.16
Allowance for loan losses/non-accrual loans			98.79	146.50
Allowance for loan losses/total loans			0.49	0.54
Net charge-offs to average loans outstanding (annualized)	0.04%	0.03%	0.02	0.01

Non-performing assets			$86,653	$55,488
Non-performing loans			82,317	55,063
Loans 90 days past maturity but still accruing interest			3,103	502
Non-accrual loans (6)			79,214	54,561
Net charge-offs	$1,645	$1,133	2,188	1,229

Capital Ratios (Astoria Federal)
Tangible			6.60%	6.84%
Core			6.60	6.84
Risk-based			12.08	12.66

Other Data
Cash dividends paid per common share	$0.26	$0.24	$0.78	$0.72
Dividend payout ratio	66.67%	55.81%	68.42%	51.43%
Book value per share (7)			$13.35	$13.55
Tangible book value per share (8)			$11.30	$11.56
Tangible stockholders' equity/tangible assets (1) (9)			4.73%	5.02%
Mortgage loans serviced for others (in thousands)			$1,286,661	$1,394,240
Full time equivalent employees			1,629	1,597

(1)	Tangible stockholders' equity represents stockholders' equity less goodwill.
(2)	The efficiency ratio represents general and administrative expense divided by the sum of net interest income plus non-interest income.
(3)	Net interest rate spread represents the difference between the average yield on average interest-earning assets and the average cost of average interest-bearing liabilities.
(4)	Net interest margin represents net interest income divided by average interest-earning assets.
(5)
The information presented for the nine months ended September 30, 2006 represents pro forma calculations which are not in conformity with U.S. generally accepted accounting principles, or GAAP. The 2006 information excludes the $3.6 million, after tax, ($5.5 million, before tax) charge for the termination of our interest rate swap agreements recorded in the 2006 first quarter. See page 12 for a reconciliation of GAAP net income to non-GAAP earnings for the nine months ended September 30, 2006.

(6)	Non-accrual loans include $24.1 million at September 30, 2007 and $19.8 million at September 30, 2006 of loans which have only missed two payments.
(7)	Book value per share represents stockholders' equity divided by outstanding shares, excluding unallocated Employee Stock Ownership Plan, or ESOP, shares.
(8)	Tangible book value per share represents stockholders' equity less goodwill divided by outstanding shares, excluding unallocated ESOP shares.
(9)	Tangible assets represent assets less goodwill.

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

AVERAGE BALANCE SHEETS
(Dollars in Thousands)

	For the Three Months Ended September 30, 2007
	Average Balance	Interest	Average Yield/Cost (Annualized)

Assets:
Interest-earning assets:
Mortgage loans (1):
One-to-four family	$11,171,094	$150,645	5.39%
Multi-family, commercial
real estate and construction	4,154,097	63,052	6.07
Consumer and other loans (1)	384,019	7,472	7.78
Total loans	15,709,210	221,169	5.63
Mortgage-backed and other
securities (2)	4,711,162	53,227	4.52
Repurchase agreements	25,631	337	5.26
Federal Home Loan Bank stock	166,938	2,899	6.95
Total interest-earning assets	20,612,941	277,632	5.39
Goodwill	185,151
Other non-interest-earning assets	749,522
Total assets	$21,547,614
Liabilities and stockholders' equity:
Interest-bearing liabilities:
Savings	$1,983,161	2,016	0.41
Money market	365,919	926	1.01
NOW and demand deposit	1,453,669	214	0.06
Liquid certificates of deposit	1,570,599	18,501	4.71
Total core deposits	5,373,348	21,657	1.61
Certificates of deposit	7,946,982	95,293	4.80
Total deposits	13,320,330	116,950	3.51
Borrowings	6,687,400	79,505	4.76
Total interest-bearing liabilities	20,007,730	196,455	3.93
Non-interest-bearing liabilities	345,377
Total liabilities	20,353,107
Stockholders' equity	1,194,507
Total liabilities and stockholders'
equity	$21,547,614
Net interest income/net interest
rate spread		$81,177	1.46%
Net interest-earning assets/net
interest margin	$605,211		1.58%
Ratio of interest-earning assets
to interest-bearing
liabilities	1.03x

	For the Three Months Ended September 30, 2006
	Average Balance	Interest	Average Yield/Cost (Annualized)
Assets:
Interest-earning assets:
Mortgage loans (1):
One-to-four family	$9,952,037	$127,735	5.13%
Multi-family, commercial
real estate and construction	4,268,318	65,933	6.18
Consumer and other loans (1)	468,436	9,099	7.77
Total loans	14,688,791	202,767	5.52
Mortgage-backed and other
securities (2)	5,774,554	64,946	4.50
Repurchase agreements	95,969	1,266	5.28
Federal Home Loan Bank stock	142,998	2,049	5.73
Total interest-earning assets	20,702,312	271,028	5.24
Goodwill	185,151
Other non-interest-earning assets	778,978
Total assets	$21,666,441

Liabilities and stockholders' equity:
Interest-bearing liabilities:
Savings	$2,277,608	2,309	0.41
Money market	506,959	1,281	1.01
NOW and demand deposit	1,482,642	218	0.06
Liquid certificates of deposit	1,243,914	15,184	4.88
Total core deposits	5,511,123	18,992	1.38
Certificates of deposit	7,505,903	83,111	4.43
Total deposits	13,017,026	102,103	3.14
Borrowings	7,045,962	78,258	4.44
Total interest-bearing liabilities	20,062,988	180,361	3.60
Non-interest-bearing liabilities	344,467
Total liabilities	20,407,455
Stockholders' equity	1,258,986
Total liabilities and stockholders'
equity	$21,666,441

Net interest income/net interest
rate spread		$90,667	1.64%
Net interest-earning assets/net
interest margin	$639,324		1.75%
Ratio of interest-earning assets
to interest-bearing
liabilities	1.03x

(1)	Mortgage loans and consumer and other loans include loans held-for-sale and non-performing loans and exclude the allowance for loan losses.
(2)	Securities available-for-sale are included at average amortized cost.

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

AVERAGE BALANCE SHEETS
(Dollars in Thousands)

	For the Nine Months Ended September 30, 2007
	Average Balance	Interest	Average Yield/Cost (Annualized)
Assets:
Interest-earning assets:
Mortgage loans (1):
One-to-four family	$10,771,698	$428,729	5.31%
Multi-family, commercial
real estate and construction	4,194,081	192,160	6.11
Consumer and other loans (1)	406,967	23,478	7.69
Total loans	15,372,746	644,367	5.59
Mortgage-backed and other
securities (2)	4,966,923	168,127	4.51
Federal funds sold and
repurchase agreements	45,772	1,812	5.28
Federal Home Loan Bank stock	156,955	8,246	7.00
Total interest-earning assets	20,542,396	822,552	5.34
Goodwill	185,151
Other non-interest-earning assets	756,862
Total assets	$21,484,409

Liabilities and stockholders' equity:
Interest-bearing liabilities:
Savings	$2,047,732	6,177	0.40
Money market	392,785	2,933	1.00
NOW and demand deposit	1,471,293	639	0.06
Liquid certificates of deposit	1,585,104	57,278	4.82
Total core deposits	5,496,914	67,027	1.63
Certificates of deposit	7,791,434	274,377	4.70
Total deposits	13,288,348	341,404	3.43
Borrowings	6,645,192	229,553	4.61
Total interest-bearing
liabilities	19,933,540	570,957	3.82
Non-interest-bearing liabilities	349,186
Total liabilities	20,282,726
Stockholders' equity	1,201,683
Total liabilities and stockholders'
equity	$21,484,409

Net interest income/net interest
rate spread		$251,595	1.52%
Net interest-earning assets/net
interest margin	$608,856		1.63%
Ratio of interest-earning assets
to interest-bearing
liabilities	1.03x

	For the Nine Months Ended September 30, 2006
	Average Balance	Interest	Average Yield/Cost (Annualized)
Assets:
Interest-earning assets:
Mortgage loans (1):
One-to-four family	$9,921,036	$378,226	5.08%
Multi-family, commercial
real estate and construction	4,192,095	192,178	6.11
Consumer and other loans (1)	488,223	26,918	7.35
Total loans	14,601,354	597,322	5.45
Mortgage-backed and other
securities (2)	6,098,527	205,373	4.49
Federal funds sold and
repurchase agreements	145,121	5,205	4.78
Federal Home Loan Bank stock	141,577	5,535	5.21
Total interest-earning assets	20,986,579	813,435	5.17
Goodwill	185,151
Other non-interest-earning assets	788,337
Total assets	$21,960,067

Liabilities and stockholders' equity:
Interest-bearing liabilities:
Savings	$2,380,057	7,164	0.40
Money market	563,485	4,135	0.98
NOW and demand deposit	1,512,951	662	0.06
Liquid certificates of deposit	981,897	32,636	4.43
Total core deposits	5,438,390	44,597	1.09
Certificates of deposit	7,513,758	230,760	4.09
Total deposits	12,952,148	275,357	2.83
Borrowings	7,375,315	234,549	4.24
Total interest-bearing
liabilities	20,327,463	509,906	3.34
Non-interest-bearing liabilities	345,408
Total liabilities	20,672,871
Stockholders' equity	1,287,196
Total liabilities and stockholders'
equity	$21,960,067

Net interest income/net interest
rate spread		$303,529	1.83%
Net interest-earning assets/net
interest margin	$659,116		1.93%
Ratio of interest-earning assets
to interest-bearing
liabilities	1.03x

(1)	Mortgage loans and consumer and other loans include loans held-for-sale and non-performing loans and exclude the allowance for loan losses.
(2)	Securities available-for-sale are included at average amortized cost.

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

END OF PERIOD BALANCES AND RATES
(Dollars in Thousands)

	At September 30, 2007		At June 30, 2007		At September 30, 2006
		Weighted		Weighted		Weighted
		Average		Average		Average
	Balance	Rate(1)	Balance	Rate(1)	Balance	Rate(1)

Selected interest-earning assets:
Mortgage loans, gross (2):
One-to-four family	$11,349,658	5.65%	$10,909,568	5.58%	$9,931,184	5.40%
Multi-family, commercial real estate and construction	4,122,709	5.93	4,179,772	5.94	4,268,679	5.96
Mortgage-backed and other securities (3)	4,568,579	4.33	4,787,635	4.34	5,598,523	4.34

Interest-bearing liabilities:
Savings	1,940,322	0.40	2,025,132	0.40	2,209,535	0.40
Money market	352,858	1.01	377,455	1.00	478,932	1.00
NOW and demand deposit	1,442,840	0.06	1,489,624	0.06	1,466,725	0.06
Liquid certificates of deposit	1,463,845	4.46	1,664,176	4.83	1,402,562	5.05
Total core deposits	5,199,865	1.49	5,556,387	1.68	5,557,754	1.54
Certificates of deposit	8,066,130	4.80	7,891,469	4.76	7,619,252	4.54
Total deposits	13,265,995	3.50	13,447,856	3.49	13,177,006	3.27
Borrowings, net	6,929,500	4.68	6,698,342	4.62	6,824,359	4.38

(1)
Weighted average rates represent stated or coupon interest rates excluding the effect of yield adjustments for premiums, discounts and deferred loan origination fees and costs and the impact of prepayment penalties.

(2)	Mortgage loans exclude loans held-for-sale and include non-performing loans.
(3)	Securities available-for-sale are reported at fair value and securities held-to-maturity are reported at amortized cost.

RECONCILIATION OF 2006 GAAP NET INCOME TO NON-GAAP EARNINGS
(In Thousands, Except Per Share Data)

	For the Nine Months Ended September 30, 2006
	GAAP	Adjustments(4)	Non-GAAP
Net interest income after provision for loan losses	$303,529	$-	$303,529
Non-interest income	67,488	5,456	72,944
Non-interest expense	164,843	-	164,843
Income before income tax	206,174	5,456	211,630
Income tax expense	68,383	1,810	70,193
Net income	$137,791	$3,646	$141,437

Basic earnings per common share	$1.44	$0.04	$1.48
Diluted earnings per common share	$1.40	$0.04	$1.44

(4)	Adjustments relate to the $5.5 million charge for the termination of our interest rate swap agreements and the related tax effects.

SOURCE Astoria Financial Corporation
-0- 10/18/2007
/CONTACT: Peter J. Cunningham, First Vice President, Investor Relations, of Astoria Financial Corporation, +1-516-327-7877, ir@astoriafederal.com/
/Company News On-Call: http://www.prnewswire.com/comp/104529.html /
/Web site: http://www.astoriafederal.com
 http://ir.astoriafederal.com /
(AF)